Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
March 19, 2020

MaxLinear, Inc.
5966 La Place Court, Suite 100
Carlsbad, California 92008
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about March 19, 2020, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,482,451 shares of your Common Stock (the “Future Issuance Shares”), reserved for future issuance pursuant to your 2010 Equity Incentive Plan and your 2010 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuance Shares to be issued under the Plans.
It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We hereby consent to use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati